                                                                    EXHIBIT 99.2

             FOURTH QUARTER AND FULL YEAR 2003 INVESTOR PRESENTATION
       DAVID W. KAY, VICE PRESIDENT, TREASURER AND CHIEF FINANCIAL OFFICER
                                JANUARY 29, 2004


         Good morning and welcome to our fourth quarter and full year 2003 conference call. This call is being simultaneously broadcast on the Internet and will also be archived for replay starting this afternoon. The replay can be accessed at our web site www.tecumseh.com.

         I will begin with some brief comments expanding on our press release. Following my comments, we will open up the call for your questions. First, however, I would remind you that my prepared comments, and the answers to your questions, will contain forward-looking statements within the meaning of the securities law. I refer you to the cautionary statements contained in our press release concerning significant risks and uncertainties involved with forward-looking statements that could cause actual results to differ materially from projected results.

         Reported results for the quarter amounted to a net loss of $14.8 million, or $0.80 per share, compared to a net profit of $9.3 million, or $0.50 per share, in the fourth quarter a year ago. Included in the 2003 reported net results is a goodwill impairment charge of $29.5 million or $1.60 per share on both a before and after tax basis. This impairment charge is associated with the Company's European compressor operations. The charge results primarily from the impact of the strong Euro on the value of the French compressor operations when translating its net assets back into dollars. An additional charge of $1.0 million gross, or $0.03 per share net of tax, was recorded during the quarter in connection with the previously announced restructuring actions in the Engine & Power Train business.

         Results for the quarter benefited from a favorable tax provision resulting primarily from adjustments to deferred taxes pertaining to the utilization of foreign tax credits, adjustments related to unremitted earnings of foreign subsidiaries, and the resolution of items from prior year tax audits. Exclusive of the impairment and restructuring charges, earnings for the quarter amounted to $15.3 million or $0.83 per share. Consolidated sales for the quarter were $424.3 million, up from last year's fourth quarter sales of $304.2 million. The largest factor for this increase was the inclusion of sales from the FASCO Motors Group, which amounted to $102.9 million for the quarter. As you know, we completed the FASCO acquisition on December 30, 2002, and this is the fourth quarterly period in which we are reporting operating results for FASCO. Sales of compressor products increased by $10.7 million, or approximately 6%, to $177.3 million from fourth quarter sales a year ago. Of this increase, approximately $16.3 million is directly related to foreign currency translations. Sales of Engine & Power Train products increased by $6.4 million to $118.0 million from $111.6 million in the fourth quarter a year ago. Pump products sales increased slightly to $23.7 million from $23.4 million in 2002.

     Results for the quarter, exclusive of the goodwill impairment and restructuring charges, decreased from fourth quarter results a year ago. Consolidated operating profit, exclusive of the special charges amounted to $11.7 million versus $16.2 million a year ago. This decrease is primarily driven by declining profits in the Compressor Group, which were only partially offset by the addition of the FASCO Motors Group and slightly improved results in the Engine & Power Train segment. Compressor operating profit amounted to $5.6 million in the quarter versus $18.2 million a year ago. This decline was driven by a number of factors including reduced demand in a number of key markets, lower overall average selling prices, a higher cost structure, and the continued negative impact of a weak U.S. dollar.

         Although unit volumes and gross sales increased quarter over quarter, Brazilian operations, while still strong, were unfavorably impacted by global economic conditions, as well as continued deterioration of an already weak U.S. dollar. Sales into the local Brazilian market increased slightly during the quarter, as the Brazilian economy shows signs of improvement. However, interest rates on consumer borrowing, which continue to restrain local consumer demand, remain extremely high in an effort to control inflation within the country. The weakness of the U.S. dollar against the Real has negatively impacted margins in Brazil as a result of translating operating costs incurred in local currency into U.S. dollars. Operating margins decreased by nearly $5.6 million from fourth quarter 2002 to 2003. As a percentage, operating margins declined from approximately 30% in the fourth quarter of 2002 to around 17% this year. Currencies were the primary driver in this decrease, although also contributing to the decline in Brazilian margins was a poor mix of lower margin compressors, higher operating costs for raw materials such as steel and copper, and continued market-based pricing pressures, primarily from Asian competition.

         Results in our European compressor operations remain very soft. The stagnant European economy, combined with a very strong European currency, resulted in significantly reduced operating results here versus a year ago. The European compressor operations lost money on an operating income basis for the first time in well over a decade. We do not anticipate significant improvement here until the Euro weakens against the dollar, and there is sustained growth in the major European economies.

         Compressor operations in India also swung to a loss in the quarter when compared to the fourth quarter a year ago. Sales into the refrigeration and freezer markets, as well as the air conditioning sector, have been particularly hard hit by a glut of cheap Asian imports.

         The overall outlook in the Compressor Group for the 2004 year is somewhat unclear, but guardedly optimistic. Demand will continue to be spotty in most some markets; the exception being the lower-priced household refrigeration and freezer market, which is almost exclusively price-based. There continues to be an excess capacity situation, which has put heavy pressure on selling prices. In the near term, the European economy will remain somewhat stagnant, exacerbated by a strong Euro. Brazilian operations will continue to perform well, but results here will continue to be impacted by currencies. Any weakening of the Real against the dollar would be good news for us. Results in India will be dependent on the success of new product offerings, which have recently been introduced to the local refrigeration and freezer markets, as well as maintaining our strong presence in the local, as well as export, air conditioning markets.

     Capital spending and investment in the Compressor Group will continue to be focused primarily on expanding existing overseas operations in India and Brazil, where operating costs, in spite of currencies, remain comparatively low against U.S. and European costs, and where we can more effectively compete. We continue to evaluate investments in Asia, although the nature and timing of these potential investments, if any, cannot be predicted. A large part of our future strategy will focus more on value-added customer solutions, such as complete refrigeration systems and condensing units, while relying less on commodity products.

         Turning our attention to the Engine & Power Train Group, results here have shown slight improvement over fourth quarter 2002 levels. The Group generated an operating profit for the quarter of $1.8 million compared to a profit of $1.4 million a year ago. Sales in the Group increased from $111.6 million a year ago to $118.0 million in 2003. This increase is driven primarily from an improvement of approximately 38% in unit volumes of engines used for snow throwers. Engine demand at our European operations continues to be negatively impacted by reduced demand and the effects of a strong Euro on our European cost structure. European volumes decreased nearly 44% from fourth quarter shipments a year ago. In North America, the increase in snow volumes was offset by decreased shipments into the lawn and garden segment. On an overall basis, North American unit shipping volumes decreased by approximately 3% from fourth quarter a year ago. The improvement in fourth quarter operating results comes primarily from the increase in snow product shipments and the reduced fixed cost burden resulting from the closure of the Douglas, Georgia and Sheboygan Falls, Wisconsin plants, partially offset by start up costs at the Curitiba, Brazil facility, increased product development costs and lower shipping volumes of non-snow product, as well as the unfavorable results in Europe.

      In connection with our efforts to reduce manufacturing costs and realign our productive capacity to meet both current and future operational needs, we previously announced the closing of our Douglas, Georgia and Sheboygan Falls, Wisconsin manufacturing facilities and the relocation of certain production capacity from those facilities to our new Curitiba, Brazil operation and other existing U.S. locations. While both facilities had ceased production in prior quarters, some relocation costs were still incurred during the fourth quarter.

      The restructuring charges have been recognized in accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" and SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities." Expenses recorded so far in connection with these closings amounted to $32.0 million, which includes approximately $7.5 million in earned severance pay and future benefit costs relating to manpower reductions, $4.0 million in plant closing and exit costs incurred in 2003, and $20.3 million in asset impairment charges for idled equipment and facilities. In addition, $5.8 million in gains resulting from the curtailment of other Post-retirement Benefit Plans was also recognized. The amount of the restructuring expense recorded in the fourth quarter was $1.0 million. As of December 31, 2003, these activities are substantially complete.

     Looking forward to 2004, we expect improvement in the Engine & Power Train group as cost cutting activities undertaken in 2003 are realized. Absent significant weather related events that can effect sales in either direction, volumes are expected to remain relatively stable in the U.S. Europe, on the other hand, is a different story. The hot summer has left the distribution channel full, and the strong Euro has negatively impacted the competitiveness of our European operations. Accordingly, unit volumes of the European operations are expected to remain below breakeven levels. Additionally, we have experienced some delay in our new product launches. Given the seasonality of the respective summer and winter product sales, this could further slow improvement in Engine & Power Train results. The Curitiba plant is now in operation and has begun producing component parts and subassemblies for use in the U.S. engine manufacturing and assembly plants. As the year progresses, the operation will increase the breadth and quantity of its production. The rate at which this expansion occurs is important, as existing inventories of engines and parts on hand will need to be replenished from Brazilian-based production.

      Now lets take a look at our newest segment -- the Electrical Components Group. As previously mentioned, we completed the acquisition of the FASCO Motors Group on December 30, 2002. This is the fourth full quarter in which the FASCO results are included in our consolidated earnings. FASCO has been combined with certain other legacy electrical component businesses which were previously included in the Compressor segment. For the quarter, the Electrical Components Group reported an operating profit of $5.4 million on net sales of $105.1 million. Of these amounts, FASCO's sales amounted to $102.9 million, and its operating profit was $6.9 million. FASCO's results were negatively impacted by $1.9 million in amortization of a non-compete agreement arising from the acquisition. The $15 million dollar total cost of the non-compete agreement is being amortized over a two year period. Sales of the other component companies in the Electrical Components Group are primarily either intercompany or inter-segment, leaving FASCO as the largest single operation in the Group. FASCO's results for the quarter are an improvement over the third quarter of this year reflecting the seasonality of sales into certain markets. Overall, results were somewhat below our original expectations due to softness in two of its major segments -- primarily the HVAC aftermarket business and linear actuators/gear motors. Sales to the linear actuator/gear motor markets continue to be down significantly from the beginning of the year, primarily in the healthcare equipment sector, as well as the recreation exercise and fitness markets.

      We expect FASCO's results for 2004 to improve as protracted restructuring actions, which lingered through most of 2003, are substantially completed and improvement in certain market segments, particularly the healthcare equipment sector, are expected.

      Pump operations were nearly flat when compared to the fourth quarter of 2002. Sales in this segment were up approximately 2%, but operating profits were unchanged from fourth quarter results a year ago. At Little Giant Pumps, soft economic conditions impacted sales at retail; although, water gardening product saw an up-tick in the second half of the year. On the positive side, recent severe weather on the East coast resulted in an increase in retail plumbing products sales, which is continuing into the first quarter of 2004. Sales and operating profits at MP Pumps, which is a producer of commercial and industrial pumps, were below expectations and continue to be negatively impacted by a soft economy and weak demand for commercial pumps.

     The Company continues to maintain a very strong balance sheet and a favorable cash position. At December 31, we had approximately $345 million in available cash on our balance sheet. Capital spending for the year 2003 amounted to approximately $79 million compared to $74 million in 2002. The majority of this increase related to the new engine facility in Curitiba, Brazil, as well as spending at FASCO, offset by decreases at our older operations. Most of our capital investments continue to be made in lower cost countries, such as Brazil and India. We continue to analyze strategic acquisition and investment opportunities or alternatives, which would complement and/or improve our core businesses, markets and strategies, but have no imminent plans or opportunities in this area at this time.

      Looking out at 2004, we continue to face soft demand, intense competition, and uncertain economic conditions in each of our major segments. Forecasting in this environment has remained extremely difficult. As a result, we will continue our previously stated policy of not providing specific or detailed guidance for the first quarter or full year. In general, we look at 2004 with some optimism as we expect to benefit from the restructuring actions of 2003. At the same time, the weakness of the U.S. dollar, rising material and labor costs, and declining sales prices in most of our business segments will be significant challenges to overcome in order to realize improvement. Brazilian operations, in particular, will continue to do reasonably well, but are vulnerable to currency rates if the Real does not devalue sufficiently to offset cost increases for labor and raw materials, particularly steel and copper. Operations in India also face new challenges as lower import duties in India are increasing competition in that market, particularly from Chinese suppliers.

      Results in the Engine & Power Train Group should improve, particularly in the Americas. We believe volumes will be stable, and cost reduction actions will improve results. However, the severity of our problems in Europe and how the 2004 snow season shapes up will have a significant impact on our ultimate results. In addition, the ability of this Group to bring newly designed product into production and into the marketplace will be key to the long term profitability of the Group, but we do not currently expect any significant impact until mid-2004, at the earliest.

      Overall, most of our major operating segments worldwide are faced with potential increased costs for raw materials such as copper, steel and aluminum. Recently, we have seen steel prices escalate rapidly, with some suppliers refusing to honor existing fixed price contracts. The amount and duration of these increases will undoubtedly have some impact on 2004 results, although we cannot quantify the effect at this time.

      We continue to generate strong operating cash flows and maintain a strong balance sheet. We anticipate generating sufficient cash flows to fund our capital spending requirements for 2004 and maintain our dividend payment to our shareholders at its current level.

      We continue to focus on actions to improve our competitive position in all the markets and segments we serve by lowering cost, developing new or unique products for niche markets and applications, and moving up the value chain by offering value-added subassemblies or complete systems to our customers, rather than just commodity products. Such actions could include further restructuring or relocation actions, as well as potential acquisitions, joint ventures, or teaming arrangements with strategic partners.

      That concludes my prepared comments for this morning, and we will now open the call to your questions.